             ** IMPORTANT NEW INFORMATION, PLEASE READ CAREFULLY **
             ------------------------------------------------------

                                      ****

                       NOTICE TO PARTICIPANTS INVESTED IN
            GENENCOR INTERNATIONAL, INC. COMMON STOCK IN THE GENENCOR
             INTERNATIONAL, INC. EMPLOYEE RETIREMENT INVESTMENT PLAN

                                  March 9, 2005

  DUE TO THE LIMITED TIME REMAINING BEFORE THE EXPIRATION OF THE TENDER OFFER,
  PLEASE FOLLOW THE PROCEDURES BELOW FOR TENDERING YOUR SHARES BY TELEPHONE TO
      ENSURE THAT YOUR TENDER INSTRUCTIONS ARE RECEIVED IN A TIMELY MANNER.
 EVEN IF YOU HAVE ALREADY TENDERED YOUR SHARES BY U.S. MAIL, YOU ARE ENCOURAGED
    TO FOLLOW THE PROCEDURES BELOW FOR TENDERING YOUR SHARES BY TELEPHONE TO
      ENSURE THAT YOUR TENDER INSTRUCTIONS ARE RECEIVED IN A TIMELY MANNER.

                                THE TENDER OFFER
                                ----------------

     As you may know, DH Subsidiary, Inc., a wholly-owned indirect subsidiary of
Danisco A/S ("Danisco"), has announced an offer to acquire all outstanding shares of common stock of Genencor International, Inc. ("Genencor"), not owned by Danisco and its subsidiaries, for cash at a price of $19.25 per share (the
"Offer"). The Offer is fully explained in the Offer to Purchase, dated February
15, 2005 previously mailed to you (the "Offer to Purchase"), as amended by the enclosed supplement, dated March 9, 2005 (the "Supplement"). The Supplement should be read together with the Offer to Purchase. The
Solicitation/Recommendation Statement on Schedule 14D-9 for Genencor (previously mailed to you) sets forth, among other things, the recommendation by the
Genencor Board of Directors that Genencor common stockholders accept the Offer and tender their shares.

     You are receiving this solicitation because you own Genencor shares in the
Genencor International, Inc. Employee Retirement Investment Plan (the "Plan").
If you own Genencor shares other than through the Plan, you will receive separate solicitations regarding those shares.

                HOW TO PROVIDE YOUR INSTRUCTIONS TO T. ROWE PRICE
                -------------------------------------------------

     As a participant in the Plan, you are encouraged to provide directions to
T. Rowe Price Trust Company ("T. Rowe Price"), the directed trustee of your
Plan, either to tender, or not to tender, the Genencor shares held in your separate Plan account. M&T Bank serves as the custodian of the Plan, and you hold your shares through M&T Bank. By instructing T. Rowe Price to "tender" your shares, you are instructing T. Rowe Price to instruct M&T Bank to surrender your
Genencor shares for cash in connection with the Offer. M&T Bank will tender, or not tender, your shares (on your behalf) pursuant to the instructions you provide T. Rowe Price.

     To instruct T. Rowe Price, please promptly call the toll-free voting center and provide your instructions by telephone (see instructions below) or complete, sign and date the enclosed Instruction Form and mail it to T. Rowe Price in the enclosed postage-paid reply envelope. To ensure that your tender instructions are received in a timely manner, please follow the procedures below for tendering your shares by telephone. IF YOU ARE PROVIDING YOUR INSTRUCTIONS BY
TELEPHONE USING THE TOLL-FREE TELEPHONE VOTING CENTER, YOUR INSTRUCTIONS, OR
CHANGES THERETO, MUST BE RECEIVED BY 11:59 P.M. EASTERN TIME ON SUNDAY, MARCH
13, 2005. IF YOU ARE MAILING YOUR INSTRUCTIONS TO T. ROWE PRICE, YOUR
INSTRUCTIONS

OR CHANGES THERETO, MUST BE RECEIVED AT T. ROWE PRICE BY 5:00 P.M., EASTERN TIME
ON FRIDAY, MARCH 11, 2005.

     In the event that the expiration date for the Offer (currently 5:00 p.m.
New York City time on March 16, 2005) is extended, the deadline for receipt of your tender instructions if you are using the toll-free telephone voting center will automatically be extended to 11:59 p.m. Eastern time three calendar days prior to the new expiration date and the deadline for receipt of your written instructions will automatically be extended to 5:00 p.m. Eastern time three business days prior to the new expiration date. IF YOUR TENDER INSTRUCTIONS ARE
NOT RECEIVED AT T. ROWE PRICE BY THE DEADLINES ABOVE OR ANY EXTENSION THEREOF,
THE TRUSTEE WILL NOT TENDER YOUR GENENCOR SHARES, UNLESS REQUIRED BY LAW TO DO
OTHERWISE.

                    PROVIDING YOUR INSTRUCTIONS BY TELEPHONE
                    ----------------------------------------

     To ensure your instructions are received in a timely manner, you are encouraged to provide your instructions to T. Rowe Price using the toll-free telephone voting center. Call toll-free 1-800-597-7657 and follow the recorded instructions. INSTRUCTIONS PROVIDED BY PHONE MUST BE RECEIVED BY 11:59 P.M.
EASTERN TIME ON SUNDAY, MARCH 13, 2005. Even if you have previously sent your instruction card via U.S. Mail, you are encouraged to submit your instructions by telephone to ensure they are received in a timely manner. If you provide your instructions using the toll-free telephone voting center, do not return your paper instruction form.

                                 IMPORTANT NOTE
                                 --------------

     Please note, for T. Rowe Price to have sufficient time to administratively prepare to respond to the Offer, the Genencor stock in the Plan will be "frozen"
for two business days, and TRANSACTIONS (E.G., TRANSFERS, LOANS, PAYMENTS)
RELATING TO THE GENENCOR STOCK IN THE PLAN WILL NOT BE PERMITTED STARTING AT
4:00 P.M. EASTERN TIME ON MONDAY, MARCH 14, 2005, unless the Offer is extended or withdrawn prior to that time. If the expiration date of the Offer is extended, the Genencor stock will be frozen starting at 4:00 p.m. Eastern time on the date that is two business days before any new expiration date.

                            ENCLOSED FOR YOUR REVIEW
                            ------------------------

     Enclosed for your review are the following:

     1.   the Supplement, which contains important details about the Offer (this document should be read together with the Offer to Purchase, dated
          February 15, 2005); and

     2.   a Tender Offer Instruction Form.

     The enclosed information relates only to shares of Genencor common stock held in your Plan account. Please disregard the references to a Letter of
Transmittal contained in the Supplement, in the last paragraph of the cover letter attached to the Solicitation/Recommendation Statement on Schedule 14D-9
(previously sent to you) and in the Offer to Purchase (previously sent to you)
with respect to tendering your shares of Genencor common stock held in the Plan.
You will not receive a Letter of Transmittal, and you should follow the procedures specified in this letter to tender your shares of Genencor common stock held in the Plan. If you own other shares outside of the Plan, you should receive separate mailings relating to those shares.

                          YOUR DECISION IS CONFIDENTIAL
                          -----------------------------

     All instructions received by T. Rowe Price from individual participants will be held in confidence and will not be divulged to any person, including
Genencor, Danisco, DH Subsidiary, Inc. or any of their respective directors, officers, employees or affiliates.

                            FOR ADDITIONAL QUESTIONS
                            ------------------------

     If you have additional questions regarding the Offer, you may call Mellon
Investor Services LLC, the information agent for the Offer, toll-free at
1-800-550-8475. If you have questions on how to provide tender instructions to
T. Rowe Price, or about your T. Rowe Price retirement account, please contact T.
Rowe Price at 1-800-922-9945. Additionally, all tender offer materials are available online at www.sec.gov.